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EXHIBIT 21.1

Watson Pharmaceuticals, Inc.
Subsidiaries of the Company
As of March 10, 2005

Name	Jurisdiction of Incorporation
Watson Laboratories, Inc.	Nevada
Watson Laboratories, Inc.	New York
Watson Laboratories, Inc.	Delaware
Watson Pharma, Inc.	Delaware
Watson Laboratories, Inc	Connecticut
Watson Laboratories Caribe, Inc.	Delaware
Nicobrand Limited	Northern Ireland
Watson Pharmaceuticals (Asia) Ltd.	Territory of the British Virgin Islands
WP Holdings AB	Sweden
Watson Laboratories, Inc.—Arizona	Delaware
The Rugby Group, Inc.	New York

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  EXHIBIT 21.1